Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Agree Realty Corporation on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Agree Realty Corporation on Forms S-3 (File No. 333-238729 and File No. 333-218476) and on Forms S-8 (File No. 333-238728, File No. 333-197096, and File No. 333-141471).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 22, 2022